Exhibit 99.02

BUILDERS DIGITAL EXPERIENCE, LLC

Financial Statements

as of and for the Year Ended

December 31, 2013 and Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Members of

Builders Digital Experience, LLC:

Austin, Texas

We have audited the accompanying balance sheet of Builders Digital Experience, LLC (the “Company”) as of December 31, 2013 and the related statements of income, members’ equity, and cash flows for the year ended December 31, 2013.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/Frazier & Deeter, LLC

Atlanta, GA

February 14, 2014

BUILDERS DIGITAL EXPERIENCE, LLC

BALANCE SHEETS

DECEMBER 31, 2013 AND 2012

	2013	2012
		(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,450,614	$4,271,634
Accounts receivable, net	2,627,988	2,300,898
Other current assets	43,601	37,141

Total current assets	7,122,203	6,609,673

TOTAL	$7,122,203	$6,609,673

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,454	$30,722
Accrued liabilities	296,708	269,262
Income tax payable	143,378	129,976
Due to related parties	1,942,079	778,599
Deferred revenue	25,789	33,988

Total current liabilities	2,424,408	1,242,547

MEMBERS’ EQUITY	4,697,795	5,367,126

TOTAL	$7,122,203	$6,609,673

See notes to financial statements.

BUILDERS DIGITAL EXPERIENCE, LLC

STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

	2013	2012	2011
		(Unaudited)	(Unaudited)

Revenue	$20,511,094	$18,593,726	$16,454,785
Cost of revenue	3,444,051	2,988,438	2,667,111

Gross profit	17,067,043	15,605,288	13,787,674

Operating expenses:
Sales and marketing	8,273,150	7,355,330	6,395,573
Product and engineering	2,449,948	2,208,903	2,135,257
General and administrative	1,526,145	1,544,900	1,586,052
Amortization expense related to intangible assets	—	1,447,369	1,578,947

Total operating expenses	12,249,243	12,556,502	11,695,829

Income before income tax expense	4,817,800	3,048,786	2,091,845

Income tax expense	120,005	129,028	115,483

Net income	$4,697,795	$2,919,758	$1,976,362

See notes to financial statements.

BUILDERS DIGITAL EXPERIENCE, LLC

STATEMENTS OF MEMBERS’ EQUITY

YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

Members’
Equity

BALANCE, DECEMBER 31, 2010, (Unaudited)	$8,431,578

Member distributions	(4,001,766)

Net income	1,976,362

BALANCE, DECEMBER 31, 2011, (Unaudited)	6,406,174

Member distributions	(3,958,806)

Net income	2,919,758

BALANCE, DECEMBER 31, 2012, (Unaudited)	5,367,126

Member distributions	(5,367,126)

Net income	4,697,795

BALANCE, DECEMBER 31, 2013	$4,697,795

See notes to financial statements.

BUILDERS DIGITAL EXPERIENCE, LLC

STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2013, 2012, AND 2011

	2013	2012	2011
		(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$4,697,795	$2,919,758	$1,976,362
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	—	1,448,028	1,580,495
Bad debt expense (recovery)	(4,907)	(55,569)	54,218
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(322,183)	(24,510)	(466,962)
Other current assets	(6,460)	8,629	(38,508)
Accounts payable	(14,268)	(48)	24,270
Accrued liabilities	27,446	(59,088)	(19,078)
Income tax payable	13,402	14,413	7,513
Due to related parties	1,163,480	(419,923)	218,573
Deferred revenue	(8,199)	(25,704)	(51,974)

Net cash provided by operating activities	5,546,106	3,805,986	3,284,909

Cash flows from financing activities:
Member distributions	(5,367,126)	(3,958,806)	(4,001,766)

NET CHANGE IN CASH AND CASH EQUIVALENTS	178,980	(152,820)	(716,857)

CASH AND CASH EQUIVALENTS, beginning of year	4,271,634	4,424,454	5,141,311

CASH AND CASH EQUIVALENTS, end of year	$4,450,614	$4,271,634	$4,424,454

See notes to financial statements.

BUILDERS DIGITAL EXPERIENCE, LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 (UNAUDITED), AND 2011 (UNAUDITED)

1.                          ORGANIZATION

Builders Digital Experience, LLC (“the Company” or “BDX”), a Delaware limited liability company formed on October 1, 2009, is a joint venture between Builder Homesite, Inc. (“BHI”) and Move, Inc. (“Move”).  BHI and Move each have a 50% ownership interest in the Company.  The Company combines new home resources and offers new home builders online marketing solutions, streamlined customer service and support.  The Company, based in Austin, Texas, provides advertising services to builder participants.

In 2009, BHI contributed cash of $1,500,000 and certain intangible assets in exchange for a 50% ownership interest in BDX.  Move contributed cash of $1,500,000 and certain intangible assets in exchange for a 50% ownership interest in BDX.  In conjunction with the formation of BDX, Move paid BHI $5,000,000 in cash for the excess value of the customer contracts that BHI contributed to BDX compared to the value of customer contracts that Move contributed, representing the agreed-upon differential in the fair value of the BHI and Move customer contracts.  This $5,000,000 was recorded as an intangible asset by BDX (see Note 4), which was fully amortized in November 2012.  All assets, other than cash and the aforementioned intangible asset, contributed to the joint venture had a carrying value of zero at the formation date of the Company.

2.                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, as defined by the Financial Accounting Standards Board Accounting Standards Codification, requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable - Accounts receivable are recorded at the value of the revenue earned and require payment within thirty days.  Account balances with charges over thirty days old are considered delinquent and management begins collection efforts at that time.  Delinquent invoices do not accrue interest.  The Company recognizes allowances for estimated bad debts on customer accounts that are no longer estimated to be collectible.  The Company regularly adjusts any allowance for subsequent collections and final determination that a customer balance is no longer collectible.  The allowance for doubtful accounts was $52,660 and $86,156 at December 31, 2013 and 2012, respectively.

Property and Equipment - Property and equipment are recorded at cost and depreciated using the straight-line method over an estimated useful life of three years. Depreciation expense was $659 and $1,548 during the years ended December 31, 2012 and 2011, respectively.

BUILDERS DIGITAL EXPERIENCE, LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 (UNAUDITED), AND 2011 (UNAUDITED)

Intangible Assets - Finite-lived intangible assets are amortized using the straight-line basis over an estimated useful life of thirty-eight months.

Impairment of Long-Lived Assets and Intangible Assets Subject to Amortization - Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the amount recorded may not be recoverable.  An impairment loss is recognized in the amount by which carrying amount of the asset exceeds fair value, if the carrying amount of the asset is not recoverable.  No impairment losses have been recognized to date.

Revenue Recognition - Revenue is recognized when persuasive evidence of an arrangement exists, performance of the service has occurred, the fee is fixed or determinable, collectability is probable, and no significant obligations remain.  Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

Income Taxes - No provision has been made for income taxes for the Company as income is taxed directly to the members.  Accordingly, all taxable income, losses, deductions and credits are allocated to the members who are responsible for the payment of taxes thereon.  The Company is subject to Texas franchise tax, which is based on taxable margin, as defined under the applicable Texas statute and rules.  The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authority, based on the technical merits of the position. Tax years that remain subject to examination by major tax jurisdictions date back to the tax year ending December 31, 2009. As of December 31, 2013, there are no known items which would result in a material accrual related to where the Company has federal or state attributable tax positions.  Cash paid for income taxes, net of refunds, was $106,603, $114,615, and $107,970 during the years ended December 31, 2013, 2012, and 2011, respectively.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable.  The Company places its cash and cash equivalents with a limited number of high quality financial institutions and may exceed the amount of insurance provided on such deposits.  Management believes no significant risk exists with respect to cash and cash equivalents.  The Company performs ongoing credit evaluations of its customers’ financial conditions and generally does not require collateral.

Subsequent Events - The Company has evaluated subsequent events through February 14, 2014 (the date the financial statements were available to be issued), and no events have occurred from the balance sheet date through that date that would impact the financial statements.

3.                          INTANGIBLE ASSETS

Intangible assets consisted of customer contracts of $5,000,000 which were fully amortized during the year ended December 31, 2012.  Amortization expense of $1,447,369 and $1,578,947 was recognized during the years ended December 31, 2012 and 2011, respectively.

BUILDERS DIGITAL EXPERIENCE, LLC

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 (UNAUDITED), AND 2011 (UNAUDITED)

4.                          RELATED PARTY TRANSACTIONS

BHI performs substantially all of the Company’s administrative and other services, pursuant to an operating agreement between BHI and the Company.  The Company incurred $9,129,992, $8,493,393, and $7,318,447 in connection with such services provided by BHI during the years ended December 31, 2013, 2012, and 2011, respectively.  The Company incurred $102,384, $115,766, and $139,816 in costs charged by Move during the years ended December 31, 2013, 2012, and 2011, respectively.  Included in due to related parties at December 31, 2013 is $1,915,794 and $26,285 of reimbursable expenses due to BHI and Move, respectively.  Included in due to related parties at December 31, 2012 is $756,969 and $21,630 of reimbursable expenses due to BHI and Move, respectively.

5.                          MEMBERSHIP UNITS

The Company has authorized 13,000,000 Class A Units and 1,000,000 Class B Units.  All Units were issued and outstanding at December 31, 2013.  The Board of Managers has the authority to give notice to the Members from time to time of a call for additional capital (“mandatory contributions”) as defined in the Limited Liability Company Agreement (the “Agreement”).  If the Company requires additional funds in excess of the mandatory contributions, each Member has the right to make discretionary contributions subject to the right of the other Member to contribute a proportional amount of the aggregate funds to be contributed.  Such discretionary contributions are limited as defined in the Agreement.  Each holder of Class A Units and Class B Units shall receive certain mandatory distributions, as defined.  Prior to the dissolution of the Company, holders of Class A Units shall receive, in proportion to the Class A Units held, cash in such amounts until the aggregate Class A Capital has been reduced to zero and thereafter, all remaining distributions shall be made to the holders of Class A units in proportion to the number of Class A Units outstanding as of the date of distribution.  Holders of Class B Units only represent a Member’s entitlement to certain distributions, as defined.  Move and BHI each designate two individuals to serve as Managers on the Company’s Board of Managers.